AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  |X|
     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     |X|  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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|X|  No fee required.
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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                   June 30, 2003

Dear Hercules Employee Plan Participant:

         You should know that we have received numerous calls from Hercules employees and retirees who own Hercules stock and have expressed support for our nominees. Others have called to ask very legitimate questions with regard to issues involved in the proxy contest.

         While we have attempted to spell out our strong disagreement with the way in which Joyce has managed the Company, The Hercules Shareholders' Committee for NEW Management believes that both parties owe you the courtesy of a fully informative meeting which would provide you with the opportunity to hear from both sides. To this end, in a June 16th letter to Joyce, we proposed a discussion between Joyce and a representative of our Committee, which would be open to all Hercules Employee Plan participants, in Wilmington. APPARENTLY, JOYCE BELIEVES THAT HE IS ACCOUNTABLE TO NO ONE - NOT EVEN YOU - BECAUSE, AT LEAST AS OF THE DATE OF THIS LETTER, HE HAS NOT RESPONDED.

         While we have all been adversely affected as Hercules shareholders by Joyce's mismanagement of the Company in our view, we know that you have a special interest in the outcome of the proxy contest either as employees concerned about the future of your Company and your jobs or as retirees in terms of your pensions and other benefits.

         ASK YOURSELF: ARE YOU BETTER OFF TODAY THAN YOU WERE WHEN JOYCE CAME TO THE COMPANY TWO YEARS AGO? In doing so, we ask you to consider what has happened at Hercules over the last two years:

    o    More than 1,800 employees have lost their jobs.

    o Many remaining employees have had their salaries frozen or capped, while Joyce and senior executives continue to receive huge salaries, bonuses, stock grants, and golden parachutes.

    o Hercules has sold one of its best businesses in our view at the worst possible time - reducing the size of our Company almost in half.

    o Under Joyce, the Company's pension funds have been invested in accordance with an inappropriate and unduly risky asset allocation policy. As a result, the Company was required last year to take a charge to equity of almost $570 million.

    o Joyce is essentially a caretaker CEO, with no business strategy and no vision, who is unwilling to make investments for the future in terms of human resources, R&D, and capital expenditures.

    o The Company under Joyce is in our view in a virtual state of stagnation, and employee morale is at an all-time low.

         You should be aware of Joyce's history as a manager, for he did the same thing to Union Carbide that he is now doing to Hercules. We believe that voting for the Board's nominees and allowing Joyce to remain at Hercules for another year is like renewing his driver's license on the basis of his poor accident record. Please help end the long nightmare Hercules shareholders and employees have experienced under Joyce and his predecessors.

         Your vote is all the more important because of the Company's director election Bylaw, which the majority directors claim requires an affirmative vote of a majority of ALL OUTSTANDING SHARES to unseat an incumbent director. This means in effect that A VOTE NOT CAST is the equivalent of A VOTE TO PERPETUATE JOYCE'S TEAM IN OFFICE. Regardless of the number of shares you own, we urge you, in your own best interest, to support our shareholder nominees for election as Hercules directors. PLEASE SIGN, DATE AND RETURN OUR WHITE PROXY CARD TODAY!

                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                                                      ---

/s/Samuel J. Heyman    /s/Harry Fields     /s/Anthony T. Kronman     /s/Sunil Kumar
-------------------    ---------------     ---------------------     -----------------
Samuel J. Heyman       Harry Fields        Anthony T. Kronman        Sunil Kumar



/s/Gloria Schaffer     /s/Vincent Tese      /s/Raymond S. Troubh     /s/Gerald Tsai, Jr.
-------------------    ----------------     --------------------     ------------------
Gloria Schaffer        Vincent Tese         Raymond S. Troubh        Gerald Tsai, Jr.


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                                    IMPORTANT

         PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF THE COMPANY'S GOLD PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HERCULES. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE COMMITTEE.

         Your vote is important. If you have any questions or need assistance in voting your shares, please call:

                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 State Street, 10th Floor
                            New York, New York 10004
                           (866) 288-2190 (TOLL FREE)
                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

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